Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and among Ronald Skotarczak (“Executive”), an individual, and Lightning Poker, Inc. f/k/a Pokermatic, Inc., a wholly owned subsidiary of Lightning Gaming, Inc. (together, the “Company”).

WHEREAS, the Executive is employed as an at will employee by the Company in the capacity of President; and

WHEREAS, the Executive and the Company mutually agreed to terminate his employment as of March 25, 2008, and the Company desires to provide Executive with separation benefits as set forth in this Agreement to assist Executive in the period of transition following Executive’s separation;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1) SEPARATION BENEFITS.

           a)           SEPARATION DATE AND FINAL PAYCHECK. Executive’s employment will terminate March 25, 2008(the “Separation Date”). The Executive will receive normal compensation up to and including the Separation Date, less all required tax withholdings and other authorized deductions.

           b)           SEVERANCE PAY. Following Executive’s execution and non-revocation of this Agreement, the Company agrees to pay to Executive severance in the amount of three (3) month’s salary, less all required tax withholdings and other authorized deductions, in equal installments in accordance with the Company’s regular payroll dates and policies.

           c)           CONTINUED COVERAGE UNDER GROUP HEALTH PLANS. Executive shall be entitled to elect to continue coverage under the Company’s group health plans in which he was enrolled as of the Separation Date, consistent with the status and level of coverage that was in place as of such date, in accordance with the requirements of the Consolidate Omnibus Budget Reconciliation Act and its relevant regulations (“COBRA”). Executive shall be solely responsible for paying the current co-pay for three months and thereafter the full amount of all premiums that are chargeable in connection with such coverage, subject to all requirements of COBRA. Upon expiration of COBRA coverage, the Executive, at his option and his own expense, may convert such health insurance coverage to a private policy subject to and to the extent provided by the terms of the Company’s employee health insurance plan.

d)           STOCK OPTIONS.   Subject to the execution of this Agreement and the passage of the period of time that this Agreement may be revoked (as referenced below) without any such revocation, and subject to the terms of any stock option grants, stock option vesting will cease on the Separation Date, at which time the Executive has a total of 115,200 vested stock options.  The Executive must exercise such vested stock options within two (2) years of the Separation Date and otherwise in accordance with the terms and conditions of the Company’s 2006 Equity Incentive Plan, a copy of which the Executive agrees and acknowledges is in his possession.

           e)           Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive any additional compensation, severance or benefits from the Company after the Separation Date, and except as set forth in this Agreement or as required by federal, state or local law, Executive shall not be entitled to any additional benefits relating to Executive’s separation of employment; provided, however, that this Agreement does not affect or impair Executive’s rights to benefits as a terminated employee pursuant to any retirement plan in which he is a participant.

2) RELEASE. In consideration of the Company’s entering into this Agreement and the payments and benefits set forth herein, the Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, knowingly and voluntarily waives, releases and forever discharges the Company, each of its subsidiaries or affiliated companies, their respective current and former officers, employees, agents and directors, and any successor or assign of any of the foregoing, from any claim, charge, action or cause of action any of them may have against any such released person, whether known or unknown, from the beginning of time through the date of this Agreement based upon any matter, cause or thing whatsoever related to or arising out of his employment by the Company or his separation other than claims arising out of a breach of this Agreement or any claim that cannot be waived by law. All such claims are forever barred by this Agreement.

This release and waiver includes, but is not limited to, any rights or claims under United States federal, state or local law, for wrongful or abusive discharge, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any unlawful criterion or circumstance, including, but not limited to, rights or claims under the Family and Medical Leave Act, claims of discrimination under the Executive Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Workforce Adjustment Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other executive order, the Fair Labor Standards Act and its state and local counterparts, the Uniform Services Employment and Reemployment Rights Act, and the Immigration Reform Control Act, all as amended. The Executive confirms that he has no claim or basis for a claim whatsoever against the Company with respect to any such matters related to or arising out of his employment by the Company or his separation.

3) TIME TO CONSIDER AGREEMENT. Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Executive, by signing this Agreement, specially acknowledges that he is waiving his right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq., which may have arisen prior to the execution of this Release. This Release shall become final and irrevocable upon the expiration of the seven (7) day period following Executive’s execution of the Release, during which time Executive may revoke this Release, and after which time this Release shall be final and irrevocable.

4) RESTRICTIVE COVENANTS.

(a) Non-Solicitation.  For two years after the Separation Date, the Executive shall not, without the prior written consent of the Company’s Chief Executive Officer, (i) directly or indirectly solicit or employ (or encourage any company or business organization in which he is an officer, employee, partner, director, consultant or member of a technical advisory board to solicit or employ) or (ii) refer to any employee search firms, any person who was employed by the Company on the Effective Date.

(b) Non-Compete.  For two years after the Separation Date, the Executive shall not, without the prior written consent of the Company’s Chief Executive Officer, at any time or for any reason, anywhere in the world, directly or indirectly (i) engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if the Executive knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Company’s business in automated electronic poker tables, or (ii) meaningfully assist, help or otherwise support any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if the Executive knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Company’s business in automated electronic poker tables.

(c) If at any time the Executive violates the provisions of Sections 4(a) or 4(b) above, the Company shall retain all rights to specifically enforce any provision relating to non-solicitation or non-competition that is in this Agreement or in any other agreement, document or plan applicable to the Executive.

(d) Cooperation. The Executive hereby agrees that, from time to time upon the reasonable request of the Company, the Executive shall reasonably assist the Company in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation or any regulatory requests or filings involving the Company, any of its employees or directors or the employees and directors of any subsidiary.  Cooperation with regulatory requests or filings includes, but is not limited to, any gaming authority in any jurisdiction.

(e)           Confidentiality. Executive hereby agrees and covenants, that:

(1) He shall not divulge to any person or entity other than the Company, without express written authorization of the Company’s Chief Executive Officer, any proprietary or confidential information, whether written or oral, received or gained by him in the course of his employment by the Company or of his duties with the Company (“Confidential Information”), nor shall he make use of any such Confidential Information on his own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public; and

(2) He shall return or cause to be returned to the Company’s Chief Executive Officer any and all property of the Company of any kind or description whatsoever, including, but not limited to, any Confidential Information, which has been furnished to him or is held by him, at his residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof.

5) NON-DISPARAGEMENT. Executive and the Company each hereby covenant and agree that neither of them will at any time, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other.  Additionally, Executive shall have the right to review and comment upon, but not the right to approve, any press release and/or company-wide communications announcing his departure from the Company.

6) MISCELLANEOUS. This Agreement is governed by the laws of the Commonwealth of Pennsylvania. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

7) ENTIRE AGREEMENT. Executive agrees that this Agreement contains and comprises the entire agreement and understanding between Executive and the Company regarding Executive’s separation; that there are no additional promises between Executive and the Company other than those contained in this Agreement or any continuing obligations other than those referenced in this Agreement; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Executive and the Company.

I, THE EXECUTIVE, ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (OWBPA), THAT: (a) MY WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATES OF THIS AGREEMENT; (b) I HAVE BEEN ADVISED HEREBY THAT I HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH I MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (d) I HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE THE AGREEMENT; AND (e) THIS AGREEMENT WILL NOT BE EFECTIVE UNTIL THE DATE UPON WHICH THE RESPECTIVE REVOCATION PERIOD HAS EXPIRED.

I, THE EXECUTIVE, UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE.

EXECUTIVE	COMPANY

/s/ Ronald Skotarczak	/s/ Brian Haveson
Date: 3/26/08	Date: 3/26/08

STOCK OPTION AGREEMENT

This Stock Option Agreement ("Agreement"), dated as of March 25, 2008, is entered into by Ronald Skotarczak ("RS"); Lightning Gaming, Inc. ("LGI"); and Lightning Poker, Inc. ("LP"), a wholly-owned subsidiary of LGI, with reference to the following facts and circumstances:

A.  RS and LP have entered into a Separation Agreement and Release, dated March 26, 2008 ("Separation Agreement"), memorializing the agreement they reached on March 25, 2008 (the "Separation Date") for the termination of RS' employment with LP as of the Separation Date, LP's provision of separation benefits to RS, and certain related matters.

B.  RS holds an option (the "Current Option") to purchase 115,200 shares of LGI's common stock ("LGI Shares") at $1.10 per share, which was granted under LP's 2006 Equity Incentive Plan (the "LP Plan") and became exercisable for LGI Shares pursuant to (i) Section 3.3 of the Agreement and Plan of Merger, dated September 28, 2007, under which LP became a wholly-owned subsidiary of LGI and (ii) Section 8.4 of the LP Plan.  The Current Option is presently vested and exercisable.

C.  Section 1(d) of the Separation Agreement is intended to provide a two-year period from the Separation Date during which RS can exercise the Current Option.

D.  The Current Option will terminate on June 25, 2008[three months from the Separation Date] if not exercised by then and the LP Plan does not allow for the term of the Current Option to be extended to provide for the two-year exercise period intended by Section 1(d) of the Separation Agreement.

E.  In order to enable, and to induce, RS and LP to carry out the Separation Agreement as intended, LGI has agreed to grant, and RS has agreed to accept, a new option to purchase up to 115,200 LGI Shares that will be exercisable during the period between the termination of the Current Option and the two-year anniversary of the Separation Date (to the extent that the Current Option has not been exercised prior to its termination), on the terms and conditions set forth herein.

NOW, THEREFORE, RS, LGI and LP agree as follows:

1.  Grant of New Option.  LGI hereby grants an option (the "New Option") to RS to purchase up to 115,200 LGI Shares at any time or from time to time during the period commencing upon the termination of the Current Option, which will occur on  June 26, 2008 and ending on the two-year anniversary of the Separation Date; provided, however, that if the Current Option has been exercised in whole or in part prior to its termination, then the number of LGI Shares subject to the New Option (the "New Option Shares") shall automatically be reduced by the number of LGI Shares acquired through the exercise of the Current Option.  To the extent that the New Option has not been duly and validly exercised by the two-year anniversary of the Separation Date, the New Option shall expire and be null and void.

2.  Applicability of Terms and Conditions Governing the Current Options.  Except as (i) otherwise provided in this Agreement or (ii) the context of the Current Option otherwise requires or contemplates, all terms and conditions applicable to the Current Option, including, without limitation, the exercise price and automatic adjustment of the number of shares subject to the option upon the occurrence of certain corporate events, shall be applicable to the New Option.  Although the New Option is not being granted under the LP Plan, the New Option shall be deemed to incorporate by reference the terms and conditions of the LP Plan to the same extent that such terms and conditions govern the Current Options (unless the context otherwise requires or contemplates).

3.  Nonqualified Stock Option.  The New Option is not an "incentive stock option," as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

4.  Securities Law Restrictions.  Neither the New Option nor the New Option Shares are being registered by LGI under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws.  Without limiting any other restrictions on the sale or other disposition of the New Option or the New Option Shares, neither the New Option nor the New Option Shares may be sold or disposed of in any other manner without registration under the Securities Act and applicable state securities laws, unless it has been satisfactorily demonstrated to LGI that such sale or other disposition is exempt from such registration requirements.  RS consents to the placement of a legend on the certificate(s) for the New Option Shares which evidences these restrictions.  RS represents and warrants that any LGI Shares he acquires through the exercise of the New Option shall be acquired for his own account, and not with a view to distribution or resale.

5.  Relationship with Separation Agreement.  This Agreement shall be deemed incorporated by reference in, and an integral part of, the Separation Agreement.  A breach of the Separation Agreement shall constitute a breach of this Agreement, and vice versa.  In the event of any inconsistency between this Agreement and Section 1(b) of the Separation Agreement, this Agreement shall govern.  If RS revokes the Separation Agreement, this Agreement and the New Option shall be null and void.

6.  Approval by Board of Directors.  LGI represents and warrants that as of March 25, 2008, the board of directors of LGI has approved the granting of the New Option and the issuance of LGI Shares upon the due and valid exercise of the New Option, as provided in this Agreement.

LIGHTNING GAMING, INC.
By:  /s/ Brian Haveson
Name: Brian Haveson
Title:   CEO

LIGHTNING POKER, INC.
By:  /s/ Brian Haveson
Name: Brain Haveson
Title:   President

/s/ Ronald Skotarczak
RONALD SKOTARCZAK

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